EXHIBIT 15




CUC INTERNATIONAL INC. AND SUBSIDIARIES

EXHIBIT 15 - LETTER RE: UNAUDITED INTERIM FINANCIAL INFORMATION

July 2, 1997

Shareholders and Board of Directors
CUC International Inc.

We are aware of the incorporation by reference in the Registration Statement (Form S-8) of CUC International Inc. for the registration of 31,600,000 shares of its common stock of our report dated June 13, 1997 relating to the unaudited condensed consolidated interim financial statements of CUC International Inc. that are included in its Quarterly Report on Form 10-Q for the quarter ended April 30, 1997.

Pursuant to Rule 436(c) of the Securities Act of 1933, our report is not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.



                                   ERNST & YOUNG LLP

Stamford, Connecticut